SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                                Viant Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92553N107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]     Rule 13d-1(b)

            [ ]     Rule 13d-1(c)

            [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

The Exhibit Index is found on page 13.

                         (Continued on following pages)


                               Page 1 of 14 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 92553N107                                               13 G                   Page 2 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Mohr, Davidow Ventures IV, L.P. ("MDV IV")
                      Tax ID Number: 94-3218929
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       3,186,147 shares, except that Fourth MDV Partners, L.L.C. ("Fourth MDV
           OWNED BY EACH                      Partners"), the general partner of MDV IV, may be deemed to have sole
             REPORTING                        voting power and Lawrence G. Mohr ("Mohr"), William H. Davidow
              PERSON                          ("Davidow"), Jonathan D. Feiber ("Feiber"), and Nancy Schoendorf
               WITH                           ("Schoendorf"),   the  members  of  Fourth MDV Partners, may be deemed
                                              to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              3,186,147 shares, except that Fourth MDV Partners, the general partner of
                                              MDV IV, may be deemed to have sole dispositive  power and Mohr,  Davidow,
                                              Feiber, and Schoendorf, the members of Fourth MDV Partners, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,186,147

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.2%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 92553N107                                               13 G                   Page 3 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  MDV IV Entrepreneur's Network Fund, L.P. ("MDV IV Entrepreneur's Network Fund")
                      Tax ID Number: 94-3228281
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware

----------- ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       141,442 shares, except that Fourth MDV Partners, L.L.C. ("Fourth MDV
           OWNED BY EACH                      Partners") the general partner of MDV IV Entrepreneur's Network Fund,
             REPORTING                        may be deemed to have sole voting power and Lawrence G. Mohr ("Mohr"),
              PERSON                          William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber"), and
               WITH                           Nancy  Schoendorf  ("Schoendorf"),  the    members   of   Fourth   MDV
                                              Partners,  may be  deemed  to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              141,442 shares,  except that Fourth MDV Partners,  the general partner of
                                              MDV  IV  Entrepreneur's   Network  Fund,  may  be  deemed  to  have  sole
                                              dispositive power and Mohr, Davidow, Feiber, and Schoendorf,  the members of Fourth MDV Partners,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       141,442

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    .6%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 92553N107                                               13 G                   Page 4 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Fourth MDV Partners, L.L.C. ("Fourth MDV Partners")

                      Tax ID Number: 94-3218931
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       3,327,589 shares, of which 3,186,147 are directly owned  by MDV IV and
           OWNED BY EACH                      141,442  shares are directly owned by MDV IV Entrepreneur's Network
             REPORTING                        Fund.  Fourth MDV Partners, the general partner of MDV IV and MDV IV
              PERSON                          Entrepreneur's Network Fund , may be deemed to have sole voting power,
               WITH                           and  Mohr,  Davidow,  Feiber,  and  Schoendorf,  the members of Fourth
                                              MDV  Partners,  may be  deemed  to have  shared  power to vote  these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              3,327,589  shares,  of which  3,186,147 are directly  owned by MDV IV and
                                              141,442 shares are directly owned by MDV IV Entrepreneur's  Network Fund.
                                              Fourth  MDV  Partners,   the  general  partner  of  MDV  IV  and  MDV  IV
                                              Entrepreneur's  Network  Fund , may be deemed  to have  sole  dispositive power, and Mohr, Davidow,  Feiber, and Schoendorf,  the members of Fourth
                                              MDV  Partners,  may be deemed to have  shared  power to  dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,327,589

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.8%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             OO
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 92553N107                                               13 G                   Page 5 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
                      Lawrence G. Mohr, Jr. ("Mohr")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER

                                              3,327,589  shares,  of which  3,186,147 are directly  owned by MDV IV and
                                              141,442 are directly owned by MDV IV Entrepreneurs' Network Fund. Mohr is a general  partner of Fourth MDV Partners,  the general partner of MDV IV and MDV IV Entrepreneurs'  Network Fund, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              3,327,589  shares,  of which  3,186,147 are directly  owned by MDV IV and
                                              141,442 are directly owned by MDV IV Entrepreneurs' Network Fund. Mohr is a general  partner of Fourth MDV Partners,  the general partner of MDV IV and MDV IV Entrepreneurs'  Network Fund, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,327,589

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.8%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 92553N107                                               13 G                   Page 6 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

                          William H. Davidow ("Davidow")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       63,317 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER

                                              3,327,589  shares,  of which  3,186,147 are directly  owned by MDV IV and
                                              141,442 are directly owned by MDV IV Entrepreneurs' Network Fund. Davidow is a general  partner of Fourth MDV Partners,  the general partner of MDV
                                              IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be  deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              63,317 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              3,327,589  shares,  of which  3,186,147 are directly  owned by MDV IV and
                                              141,442 are directly owned by MDV IV Entrepreneurs' Network Fund. Davidow is a general  partner of Fourth MDV Partners,  the general partner of MDV
                                              IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be  deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,390,906

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.1%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 92553N107                                               13 G                   Page 7 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

                         Jonathan D. Feiber ("Feiber")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       783 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER

                                              3,327,589  shares,  of which  3,186,147 are directly  owned by MDV IV and
                                              141,442 are directly owned by MDV IV Entrepreneurs'  Network Fund. Feiber is a general  partner of Fourth MDV Partners,  the general partner of MDV
                                              IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be  deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              783 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              3,327,589  shares,  of which  3,186,147 are directly  owned by MDV IV and
                                              141,442 are directly owned by MDV IV Entrepreneurs'  Network Fund. Feiber is a general  partner of Fourth MDV Partners,  the general partner of MDV
                                              IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be  deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,328,372

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    14.8%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 92553N107                                               13 G                   Page 8 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

                      Nancy J. Schoendorf ("Schoendorf")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       51,681 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER

                                              3,327,589  shares,  of which  3,186,147 are directly  owned by MDV IV and
                                              141,442  are  directly  owned  by MDV  IV  Entrepreneurs'  Network  Fund.
                                              Schoendorf  is a general  partner of Fourth  MDV  Partners,  the  general partner  of MDV IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be
                                              deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              51,681 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              3,327,589  shares,  of which  3,186,147 are directly  owned by MDV IV and
                                              141,442  are  directly  owned  by MDV  IV  Entrepreneurs'  Network  Fund.
                                              Schoendorf  is a general  partner of Fourth  MDV  Partners,  the  general partner  of MDV IV and MDV IV  Entrepreneurs'  Network  Fund,  and may be
                                              deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,379,270

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    15.0%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------------                   ---------------------------
CUSIP NO. 92553N107                     13 G             Page 9 of 14 Pages
----------------------------------                   ---------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Viant Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  650 Townsend Avenue, Suite 375

                  San Francisco, California  94103

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Mohr, Davidow Ventures IV, L.P., a Delaware limited partnership ("MDV IV"), MDV IV Entrepreneurs' Network Fund, L.P., a Delaware limited partnership, Fourth MDV Partners, L.L.C. ("Fourth MDV Partners"), a Delaware limited liability company, Lawrence G. Mohr ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber"), and Nancy Schoendorf ("Schoendorf"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  Fourth MDV Partners is the general partner of MDV IV and MDV IV Entrepreneurs' Network Fund, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by MDV IV and MDV IV Entrepreneurs' Network Fund. Mohr, Davidow, Feiber, and Schoendorf are the general partners/managing members of Fourth MDV Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV IV and MDV IV Entrepreneurs' Network Fund.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Mohr, Davidow Ventures
                  2775 Sand Hill Road, Suite 240
                  Menlo Park, California  94025

ITEM 2(c).        CITIZENSHIP:

                  MDV IV and MDV IV Entrepreneurs' Network Fund, are Delaware limited partnerships. Fourth MDV Partners is a Delaware limited liability company. Mohr, Davidow, Feiber, and Schoendorf are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  92553N10

ITEM 3.           Not Applicable

----------------------------------                   ---------------------------
CUSIP NO. 92553N107                     13 G             Page 10 of 14 Pages
----------------------------------                   ---------------------------

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                      (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                      (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                      (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii) Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

----------------------------------                   ---------------------------
CUSIP NO. 92553N107                     13 G             Page 11 of 14 Pages
----------------------------------                   ---------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ] Yes

                  Not applicable

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of MDV IV and MDV IV Entrepreneur's Network Fund and the limited liability company agreement of Fourth MDV Partners, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

----------------------------------                   ---------------------------
CUSIP NO. 92553N107                     13 G             Page 12 of 14 Pages
----------------------------------                   ---------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2000

                                    By: /s/  Nancy J. Schoendorf
                                        ----------------------------------------
                                        Nancy J. Schoendorf,  individually,  and
                                        on behalf of MDV IV, in her  capacity as
                                        a   managing   member  of   Fourth   MDV
                                        Partners, the general partner of MDV IV,
                                        on  behalf  of  MDV  IV   Entrepreneurs'
                                        Network  Fund,  in  her  capacity  as  a
                                        managing  member of Fourth  MDV,  and on
                                        behalf of  Fourth  MDV  Partners  in her
                                        capacity as a managing member thereof.

                                    By:    /s/  William H. Davidow
                                        ----------------------------------------
                                           William H. Davidow

                                    By:    /s/  Jonathan D. Feiber
                                        ----------------------------------------
                                           Jonathan D. Feiber

                                    By:    /s/ Lawrence G. Mohr, Jr.
                                        ----------------------------------------
                                           Lawrence G. Mohr, Jr.

----------------------------------                   ---------------------------
CUSIP NO. 92553N107                     13 G             Page 13 of 14 Pages
----------------------------------                   ---------------------------


                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A: Agreement of Joint Filing                                   14

----------------------------------                   ---------------------------
CUSIP NO. 92553N107                     13 G             Page 14 of 14 Pages
----------------------------------                   ---------------------------


                                    EXHIBIT A

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Viant Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

February 10, 2000

                                        /s/ Nancy J. Schoendorf
                                        ----------------------------------------
                                        Nancy J. Schoendorf,  individually,  and
                                        on behalf of MDV IV, in her  capacity as
                                        a   managing   member  of   Fourth   MDV
                                        Partners, the general partner of MDV IV,
                                        on  behalf  of  MDV  IV   Entrepreneurs'
                                        Network  Fund,  in  her  capacity  as  a
                                        managing  member of Fourth  MDV,  and on
                                        behalf of  Fourth  MDV  Partners  in her
                                        capacity as a managing member thereof.

                                        /s/ William H. Davidow
                                        ----------------------------------------
                                        William H. Davidow

                                        /s/ Jonathan D. Feiber
                                        ----------------------------------------
                                        Jonathan D. Feiber

                                        /s/  Lawrence G. Mohr,  Jr.
                                        ----------------------------------------
                                        Lawrence G. Mohr, Jr.